Exhibit 5

LOCK-UP AGREEMENT

August 13, 2010
SouFun Holdings Limited
8/F, Tower 3, Xihuan Plaza
1 Xizhimenwai Street, Xicheng District
Beijing 100044, China

Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
USA

and

Goldman Sachs (Asia) L.L.C.
68/F Cheung Kong Center
2 Queen’s Road Central
Hong Kong

As Representatives of the
Several Underwriters

Ladies and Gentlemen:

The undersigned understands that Deutsche Bank Securities Inc., and Goldman Sachs (Asia) L.L.C., as representatives (the “Representatives”) of the several underwriters (the “Underwriters”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with SouFun Holdings Limited (the “Company”) and the Vincent Mo Shareholders, and the Selling Shareholders named therein, providing for the public offering by the Underwriters, including the Representatives, of American depositary shares (“ADSs”) representing Class A ordinary shares, par value HK$1.00 per Class A ordinary share (the “Ordinary Shares”) of the Company (the “Public Offering”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned agrees that, without the prior written consent of each of the Representatives, the undersigned will not, and will procure that its affiliates will not, directly or indirectly, offer, sell, pledge, purchase any option  or contract to sell (including any short sale), grant any option, right or warrent to purchase or otherwise dispose of any ADSs or Ordinary Shares of the Company (including, without limitation, Ordinary Shares of the Company which may be deemed to be beneficially owned by the undersigned on the date hereof in accordance with the rules and regulations of the Securities and Exchange Commission, Ordinary Shares which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for ADSs or Ordinary Shares) or file or cause to be filed any registration statement under the Securities Act of 1933, as amended, or enter into any Hedging Transaction (as defined below) relating to the ADSs or Ordinary Shares (each of the foregoing referred to as a “Disposition”) during the period specified in the following paragraph (the “Lock-Up Period”).  The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction (as defined below) or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned.  “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the ADSs or Ordinary Shares whether such Hedging Transaction is to be settled by delivery of ADSs, Ordinary Shares, other securities, in cash or otherwise.

The initial Lock-Up Period will commence on the date hereof and continue until, and include, the date that is 180 days after the date of the final prospectus relating to the Public Offering (the “Initial Lock-Up Period”); provided, however, that if (1) during the last seventeen days of the Initial Lock-Up Period, (A) the Company releases earnings results or (B) material news or a material event relating to the Company occurs, or (2) prior to the expiration of the Initial Lock-Up Period, the Company announces that it will release earnings results during the sixteen-day period following the last day of the Initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the eighteen-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to the Company, as the case may be, unless the Representatives waive, in writing, such extension.

Notwithstanding the foregoing, the Lock-Up Period shall not apply to (A) the Offered Securities to be sold by the undersigned pursuant to the Underwriting Agreement, (B) transfers of shares of common stock as a bona fide gift or gifts; provided that in the case of any transfer or distribution pursuant to clause (B), each donee or distributee shall execute and deliver to each of the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (B), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 180-day period referred to above), (C) transfers of shares of common stock by the undersigned to Affiliates (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended) of the undersigned; provided that in the case of any transfer pursuant to clause (C), each transferee shall execute and deliver to each of the Representatives a lock-up letter in the form of this Lock-Up Agreement, (D) the grant by the undersigned to Next Decade Investments Limited of the option for the purchase certain of its Class A ordinary shares pursuant to the Option Agreement, dated August 13, 2010 (the “Option Agreement”) and (E) the transfer of Class A ordinary shares by the undersigned to Next Decade Investments Limited pursuant to the certain Option Agreement.

The undersigned agrees that the Company may, and that the undersigned will, (i) with respect to any Ordinary Shares or other Company securities for which the undersigned is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such securities on the transfer books and records of the Company and (ii) with respect to any Ordinary Shares or other Company securities for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such securities to cause the transfer agent for the Company to note stop transfer instructions with respect to such securities on the transfer books and records of the Company.
In addition, the undersigned hereby waives any and all notice requirements and rights with respect to registration of securities pursuant to any agreement, understanding or otherwise setting forth the terms of any security of the Company held by the undersigned, including any registration rights agreement to which the undersigned and the Company may be party; provided that such waiver shall apply only to the proposed Public Offering, and any other action taken by the Company in connection with the proposed Public Offering.

The undersigned hereby agrees that, to the extent that the terms of this Lock-Up Agreement conflict with or are in any way inconsistent with any registration rights agreement to which the undersigned and the Company may be a party, this Lock-Up Agreement supersedes such registration rights agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Notwithstanding anything herein to the contrary, if the closing of the Public Offering has not occurred prior to September 30, 2010, this agreement shall be of no further force or effect.

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Signature:	/s/ Amit Grupta
Print Name:	Amit Grupta

SouFun Holdings Limited
Lock-up Agreement
Signature Page